As filed with the Securities and Exchange Commission on June 25, 2007

Registration No. 333-143680

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-3/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MOTIENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4812	93-0976127
(State of Incorporation)	(Primary S.I.C. Code Number)	(I.R.S. Employer
		Identification No.)

12010 Sunset Hills Road

9th Floor

Reston, Virginia 20190

(703) 483-7806

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

Jeffrey Epstein

General Counsel and Secretary

12010 Sunset Hills Road

9th Floor

Reston, Virginia 20190

(703) 483-7806

(Name, Address, Including Zip Code, And Telephone Number,

Including Area Code, Of Agent For Service)

Copy to:

Ted Gilman

Andrews Kurth LLP

111 Congress Avenue, Suite 1700

Austin, Texas 78701

(512) 320-9200

Facsimile: (512) 320-9292

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.01 per share	39,689,102 shares	$11.38	$451,661,981	$13,867 (2)

(1)	Calculated in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the bid and asked price per share of our common stock on May 6, 2007, as reported in the Pink Sheets.
(2)	Previously Paid.

The  registrant  hereby amends this  registration  statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall  thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

MOTIENT CORPORATION

39,689,102 Shares of Common Stock

This prospectus relates solely to the offer and sale by the selling stockholders identified in this prospectus or a subsequently filed prospectus supplement of up to 39,689,102 shares of our common stock. The selling stockholders are offering all of the shares to be sold in the offering, but they are not required to sell any of these shares. The selling stockholders may sell the offered shares in public or private transactions, at prevailing market prices or at privately negotiated prices in transactions that may or may not involve the Pink Sheets or any exchange on which our shares are listed from time to time. In connection with these sales, the selling stockholders may use underwriters, broker-dealers, or agents, who may receive compensation or commissions for the sales. We will incur expenses in connection with the registration of the common stock, but we will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

Our common stock is quoted on the NASDAQ Global Market under the symbol “MNCP”. On June 21, 2007 the closing sales price for our common stock was $12.50.

The purchase of our common stock involves a high degree of risk. See “Risk Factors” beginning on Page 8 for a discussion of factors that you should carefully consider before purchasing the shares offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is June •, 2007.

TABLE OF CONTENTS

Cautionary Note Regarding Forward-Looking Statements	1
Prospectus Summary	2
The Offering	7
Risk Factors	8
Use of Proceeds	24
Determination of Market Price	24
Selling Stockholders	25
Plan of Distribution	26
Legal Matters	27
Experts	27
Incorporation of Information Filed with the SEC	28
Where You Can Find More Information	28

If it is against the law in any state to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. Neither we nor any of the selling stockholders have authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus or any supplement.

EXPLANATORY NOTE

This prospectus registers the resale of 39,689,102 shares of our common stock, 17,221,733 shares of which have been issued to former stockholders of TerreStar Networks Inc. who exchanged their shares of TerreStar common stock for approximately 1.78 shares of Motient common stock. 22,467,369 shares registered for resale hereunder are held by certain of our stockholders, all of which are either registered for re-sale pursuant to a currently effective registration statement or were purchased in open market transactions and are freely-tradable shares, subject to limitations on resale due to the affiliate status of the holder, as such restrictions are applicable.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected financial position and operating results, our business strategy, and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” or “intend.” These forward-looking statements reflect our plans, expectations and beliefs and, accordingly, are subject to certain risks and uncertainties. We cannot guarantee that any of such forward-looking statements will be realized.

Statements regarding factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, or cautionary statements, include, among others, those under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Overview,” and elsewhere in this prospectus, including in conjunction with the forward-looking statements included in this prospectus. All of our subsequent written and oral forward-looking statements (or statements that may be attributed to us) are expressly qualified by the cautionary statements. You should carefully review the risk factors described in our other filings with the Securities and Exchange Commission from time to time, including our reports on Forms 10-Q and 10-K which will be filed in the future, as well as our other reports and filings with the Securities and Exchange Commission, or SEC.

Our forward-looking statements are based on information available to us today, and we will not update these statements. Our actual results may differ significantly from the results discussed.

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the documents incorporated by reference in this prospectus before deciding whether to invest in our common stock.

Company Overview

We are currently developing a satellite and terrestrial communications service through our majority-owned subsidiary TerreStar Networks Inc, or TerreStar. We currently own approximately 86% of the common stock of TerreStar. In addition, as of March 31, 2007 we owned a 4.4% interest in Mobile Satellite Ventures LP, or MSV, which is developing a similar service, and 39.3% of MSV’s controlling limited partner, SkyTerra Communications, Inc., or SkyTerra. TerreStar and MSV both plan to pursue ancillary terrestrial component, or ATC, based satellite communications networks, which we expect will allow them to integrate terrestrial wireless services with mobile satellite services, or MSS, in a virtually seamless wireless communications network. We have recently completed a series of transactions that increased our ownership of TerreStar and further consolidated the ownership of MSV under SkyTerra.

TerreStar

TerreStar is a development stage company in the process of building its first satellite. Through TerreStar, we plan to develop an integrated satellite and terrestrial communications network to provide continuous nationwide wireless services, including IP-based voice and high-speed data services, throughout the United States and Canada. As described further below, TerreStar has been authorized to use 20 MHz of unshared spectrum throughout the United States in the 2 GHz MSS band, in two separate 10 MHz blocks of contiguous spectrum. This spectrum is eligible for ATC authorization, under which we can integrate terrestrial wireless services with mobile satellite services, or MSS. ATC rules and policies permit the re-use of assigned satellite frequencies terrestrially in order to extend MSS availability, for example, to many indoor and urban areas where satellite signals cannot be received reliably. We expect that ATC will, for instance, allow a user to utilize a mobile phone that would communicate with a traditional land-based wireless network when in range of that network, but communicate with a satellite when not in range of such a land-based network.

MSV

MSV currently provides mobile satellite-based communications services with two satellites that allow customers access to satellite-based wireless data, voice, fax and dispatch radio services almost anywhere in North and Central America and in various coastal waters. Like TerreStar, MSV is also developing an ATC-based next-generation integrated wireless network. Upon the initial closing of the ownership consolidation transactions with SkyTerra on September 25, 2006, which are described in more detail below, our direct ownership interest in MSV was reduced to 17.1% in exchange for shares of SkyTerra. In February 2007, we exchanged additional MSV units for shares of SkyTerra common stock and our direct ownership interest in MSV was reduced to 4.4%, and we expect that we will exercise our rights to exchange the remainder of our direct interest in MSV for additional shares of SkyTerra in the future. We expect to eventually distribute to our stockholders or sell most if not all of our interests in SkyTerra that we will receive in exchange for our MSV interests, so that in the future our business will be comprised primarily of the business conducted by TerreStar.

MSV and TerreStar Ownership Changes

Between May 2006 and May 2007, we entered into a series of arrangements to consolidate the ownership of TerreStar under Motient and the ownership of MSV under SkyTerra, one of the other current investors in MSV and TerreStar. In connection with these arrangements, we issued shares of our common stock in exchange for TerreStar common stock in private placements exempt from registration under the Securities Act of 1933 (the “Securities Act”). At the time we entered into these arrangements, we agreed to file a registration statement with the Securities and Exchange Commission, or SEC, for the registration of the shares of our common stock issued in these transactions. The effectiveness of such registration statement was a closing condition to each respective exchange that was waived at the closing of each transaction. We remain obligated to file such registration statement with the SEC and have agreed to register these shares under the Securities Act pursuant to this prospectus on behalf of the selling stockholders.

On May 6, 2006, we entered into a series of exchange agreements with certain funds affiliated with Columbia Capital, Spectrum Equity Investors and TSTR Investors, LLC, pursuant to which the funds would exchange approximately 1.5 million shares of TerreStar for approximately 2.7 million shares of Motient. In connection with these agreements, certain other TerreStar shareholders were granted “tag-along” rights allowing them to exchange their shares of TerreStar for shares of Motient on the same financial terms as the exchange agreements with the funds. On September 25, 2006, we completed the acquisition of a total of approximately 2.3 million shares of common stock of TerreStar in exchange for a total of approximately 4.1 million shares of Motient common stock with the funds and certain holders of tag-along rights.

On January 15, 2007, we entered into an exchange agreement with BCE Inc. (“BCE”) pursuant to which BCE would exchange 5.1 million shares of common stock of TerreStar and approximately 1.9 million shares of TerreStar Global Ltd. for approximately 9 million shares of common stock of Motient. We were obligated to enter into the exchange agreement with BCE pursuant to a letter agreement dated June 22, 2006 between us and TMI Communications Delaware, Limited Partnership, a limited partnership that was at the time indirectly wholly owned by BCE (“TMI Delaware”). Following the effective date of the letter agreement, the TerreStar shares held by TMI Delaware were transferred to BCE. The transactions contemplated by the exchange agreement with BCE closed on March 8, 2007.

Between February 6, 2007, and February 16, 2007, we exchanged approximately 2.7 million shares of our common stock for approximately 1.5 million shares of common stock of TerreStar owned by certain former option holders of TerreStar who exercised their options and exchanged the underlying shares of TerreStar common stock with us.

On March 28, 2007, we exchanged approximately 900,000 shares of our common stock for approximately 500,000 shares of common stock of TerreStar owned by certain former option holders of TerreStar who exercised their options and exchanged the underlying shares of TerreStar common stock with us.

On April 26, 2007, we exchanged approximately 1.7 million shares of our common stock for approximately 900,000 shares of common stock of TerreStar owned by certain former option holders of TerreStar who exercised their options and exchanged the underlying shares of TerreStar common stock with us.

On May 11, 2007, we exchanged approximately 320,000 shares of our common stock for approximately 190,000 shares of common stock of TerreStar owned by certain former option holders of TerreStar who exercised their options and exchanged the underlying shares of TerreStar common stock with us.

Our Relationship With TMI Communications and TerreStar Canada

On April 12, 2007, TerreStar, TerreStar Networks Holdings (Canada) Inc. (“TerreStar Canada Holdings”), TerreStar Networks (Canada) Inc. (“TerreStar Canada”), TMI Communications and Company, Limited Partnership (“TMI Communications”), BCE and certain other parties executed various agreements relating to TerreStar Canada (collectively, the “Transfer Agreements”).

TerreStar owns 20% of the voting equity of TerreStar Canada as well as 33 1/3% of the voting equity of TerreStar Canada Holdings, TerreStar Canada’s parent company. The remaining 80% of the voting equity of TerreStar Canada is held by TerreStar Canada Holdings and the remaining 66 2/3% of the voting equity of TerreStar Canada Holdings is held by TMI Communications.

The Transfer Agreements obligated TMI Communications to transfer to TerreStar Canada, or to an eligible entity designated by TerreStar, its 2 GHz approval in principle from Industry Canada which authorized TMI Communications to launch and operate a 2 GHz MSS S-band satellite from the 111.1 degrees west orbital position. On April 27, 2007, Industry Canada approved the assignment of the approval-in-principal to TerreStar Canada. In connection with this approval, the United States Federal Communication Commission revised the U.S. spectrum reservation in the name of TerreStar giving TerreStar network spectrum in both the United States and Canada to operate its next generation communication network.

The following is a description of certain of the Transfer Agreements.

TerreStar Canada Shareholders’ Agreement

The TerreStar Canada Shareholders’ Agreement that was entered into between TerreStar, TMI Communications, TerreStar Canada, TerreStar Canada Holdings and BCE sets forth certain terms of operation for TerreStar Canada and TerreStar Canada Holdings. Under the TerreStar Canada Shareholders’ Agreement, the board of directors of TerreStar Canada Holdings is composed of five directors, of whom TMI Communications is entitled to appoint three directors and TerreStar is entitled to appoint two directors. The board of directors of TerreStar Canada is composed of five directors, of whom TerreStar Canada Holdings is entitled to appoint four directors and TerreStar is entitled to appoint one director. All decisions of the boards of directors of TerreStar Canada and TerreStar Canada Holdings will be decided by a simple majority of directors. However, the affirmative vote of the holders of more than 80% of the common shares of TerreStar Canada and the holders of more than 66 2/3% of the common shares of TerreStar Canada Holdings are required for certain major corporate actions listed in the TerreStar Canada Shareholders’ Agreement. TerreStar has no negative approval rights with respect to appointment or termination of senior officers or creation of budgets for TerreStar Canada or TerreStar Canada Holdings.

Under the TerreStar Canada Shareholders’ Agreement, TerreStar is obligated to fund any operating cash shortfalls at TerreStar Canada upon the request of TerreStar Canada, so long as the provision of such funding does not conflict with applicable Canadian regulatory requirements, the operating budget then in effect and for the preceding two years is reasonably acceptable to TerreStar, and TerreStar Canada has conducted its business in material compliance with the budget then in effect and for the preceding two years.

Under the TerreStar Canada Shareholders’ Agreement and subject to Industry Canada approval, TerreStar will have the right, subject to applicable law and regulations, to purchase directly, or to designate an eligible purchaser to purchase, all (but not less than all) of TMI Communications’ and every other BCE Group Member’s equity interests in TerreStar Canada Holdings for a purchase price equal to the greater of the fair market value of such shares on the date TerreStar provides notice of its election to purchase the shares and $3.5 million for each year from the Disposition Date (as defined below) until the closing occurs, with partial years prorated, or the Designated Price.

The TerreStar Canada Shareholders’ Agreement provides that, for a period of 90 days after the later of (1) the date on which TMI Communications or any other BCE Group Member no longer owns at least 90% of the shares of TerreStar that they owned on June 15, 2006 (or in certain circumstances, shares of Motient received by TMI Communications and its affiliates in exchange for our shares) (the “Disposition Date”), and (2) July 31, 2008, TMI Communications and every other BCE Group Member then holding shares of TerreStar Canada Holdings have the right, subject to applicable law and regulations, to require TerreStar to either purchase directly, or to designate an eligible purchaser to purchase, all (but not less than all) of TMI Communications’ and every other BCE Group Member’s interests in TerreStar Canada Holdings for a purchase price equal to the greater of (1) the fair market value of such shares on the date of notice of the exercise of such option and (2) the Designated Price for each year from the Disposition Date. If TMI Communications (and every other BCE Group Member) do not exercise their put right within the 90-day period, they may not exercise the right again for a period of two years.

Rights and Services Agreement

TerreStar entered into a non-exclusive Rights and Services Agreement with TerreStar Canada pursuant to which TerreStar Canada has the right to purchase backup, restoral and emergency spectrum and satellite capacity from TerreStar, as well as various service bureau functions and consulting services, such as technical assistance with the network, billing support and administration services. TerreStar Canada will compensate TerreStar for these services quarterly, based on the total estimated expenses, as determined in accordance with GAAP, anticipated to be incurred by TerreStar in providing these services to TerreStar Canada, plus a margin. The Rights and Services Agreement will extend for an initial five year term and contains automatic renewal provisions which allow the terms of the agreement to be extended for one or five year terms depending on the service provided.

TMI Guarantee

TerreStar entered into the TMI Guarantee and Share Pledge Agreement (the “TMI Guarantee”) with TMI Communications pursuant to which TMI Communications guaranteed to TerreStar the full and punctual performance of its obligations together with the obligations of TerreStar Canada Holdings and TerreStar Canada, as applicable, under the TerreStar Canada Shareholders’ Agreement, the Rights and Services Agreement, and certain other agreements to be executed later. TMI Communications’ liability under the TMI Guarantee is limited to its shareholdings in TerreStar Canada Holdings together with any dividends, distributions or other proceeds related thereto that accrue after an event of default under the TMI Guarantee.

TerreStar Canada Guarantee

Pursuant to the executed TerreStar Canada Guarantee, TerreStar Canada has guaranteed to TerreStar the performance of TerreStar Canada’s obligations, together with the obligations of TerreStar Canada Holdings and TMI Communications, under the TerreStar Canada Shareholders’ Agreement and the TMI Guarantee. As security for this guarantee obligation, TerreStar Canada has agreed to grant to TerreStar a security interest in all of its tangible and intangible (to the extent assignable) personal property pursuant to a Security Agreement. Such security interest is junior to the security interest granted in favor of the holders of the notes.

TerreStar High Yield Offering

On February 14, 2007, TerreStar issued $500 million aggregate principal amount of Senior Secured PIK Notes due 2014 (the “TerreStar Notes”) pursuant to an Indenture, dated as of February 14, 2007, among TerreStar, as issuer, the guarantors from time to time party thereto (the “Guarantors”) and U.S. Bank National Association, as trustee.

The TerreStar Notes bear interest from the date of issue at a rate of 15% per annum. If certain “milestones” are not met, additional interest of up to 1.5% per annum will accrue on the TerreStar Notes. Until and including February 15, 2011, interest on the TerreStar Notes will be payable in additional TerreStar Notes on each February 15 and August 15, starting August 15, 2007. Thereafter, interest on the TerreStar Notes will be payable in cash on February 15 and August 15, starting August 15, 2011. The TerreStar Notes are scheduled to mature on February 15, 2014.

The TerreStar Notes are secured by a first priority security interest in the assets of TerreStar, subject to certain exceptions, pursuant to a U.S. Security Agreement (the “Security Agreement”), dated as of February 14, 2007, among TerreStar, as issuer, and any entities that may become Guarantors (as defined in the Indenture) in the future under the Indenture in favor of U.S. Bank National Association, as collateral agent.

In connection with the issuance of the TerreStar Notes, Motient, Motient Ventures Holding Inc., a wholly-owned subsidiary of Motient, and TerreStar entered into a letter agreement dated February 14, 2007 (the “Motient Funding Agreement”), pursuant to which MVH agreed to contribute to TerreStar, at MVH’s option, either (i) 8,644,406 shares of common stock issued by SkyTerra (such shares, the “SkyTerra Shares”) or (ii) cash in an amount equal to the proceeds (net of selling expenses and taxes) from the sale of the SkyTerra Shares to one or more third party buyers, in either case in exchange for a number of shares of common stock of TerreStar equal to the product of (A) (x) the average of the bid and ask prices for one SkyTerra Share at the close of trading on the last trading day prior to the day of such contribution divided by (y) the fair market value of one share of TerreStar common stock at the close of trading on such last trading day prior to the day of such contribution (as determined in good faith by the board of directors of TerreStar) multiplied by (B) 8,644,406. Such contribution will be made either (i) upon TerreStar’s demand at any time after the earlier of the date on which MVH’s equity interest in TerreStar equals or exceeds 80% or October 31, 2007 or (ii) at any time at MVH’s option.

The Funding Agreement also provides for the grant by MVH of a security interest in the SkyTerra Shares and the proceeds thereof to TerreStar. TerreStar’s interest under the Funding Agreement is pledged under the U.S. Security Agreement.

The TerreStar Notes are guaranteed (the “Guarantees”) on a senior secured basis by TerreStar Canada Holdings and TerreStar Canada. The Guarantees are secured by a first priority security interest in the assets of TerreStar Canada Holdings and TerreStar Canada, subject to certain exceptions, pursuant to a Canadian Security Agreement (the “Canadian Security Agreement”), dated as of February 14, 2007, among TerreStar Canada Holdings, TerreStar Canada and U.S. Bank National Association, as collateral agent.

The TerreStar Notes are the senior secured obligations of TerreStar and will rank senior to its future debt that is expressly subordinated in right of payment to the TerreStar Notes. The TerreStar Notes rank equally with all of TerreStar’s future liabilities that are not so subordinated, and would be structurally subordinated to all the liabilities of any of TerreStar’s future subsidiaries that do not guarantee the TerreStar Notes.

The Guarantees are the senior secured obligations of TerreStar Canada Holdings and TerreStar Canada and rank senior to all of their existing and future debt that is expressly subordinated in right of payment to the Guarantees. The Guarantees rank equally with all of the existing and future liabilities of TerreStar Canada Holdings and TerreStar Canada that are not so subordinated.

In November 2006, we raised $200.0 million through the issuance of senior secured notes due 2007, or the Motient Senior Secured Notes. We used a portion of the net proceeds from the sale of the Motient Senior Secured Notes to lend funds to TerreStar for network development. Those loans were repaid to Motient and Motient repaid the $200 million Senior Secured notes with cash on hand in February 2007.

Recent Developments

In 2005, Loral commenced construction of Terrestar-1, which was originally scheduled to be launched in November 2007. In May 2007, we were notified that Loral revised its expected delivery date of TerreStar-1 from November 2007 to August 2008, causing us to delay our expected launch of TerreStar-1 to September 2008. Our remaining FCC and Industry Canada milestones require that our network be operational in November 2008. In addition, in June 2007 TerreStar filed a request with the FCC to extend the satellite launch milestone date outlined in the authorization for the launch of the TerreStar-1 satellite. TerreStar is filing the extension to accommodate the manufacture and delivery issues experienced by Loral.

Corporate Information

We are a Delaware corporation with our principal executive offices located at 12010 Sunset Hills Road, 9th Floor, Reston, Virginia 20190. Our telephone number is (703) 483-7800. TerreStar’s principal executive offices are also at this location. You may find all of our public filings with the SEC in the “Investor Relations” section of our website, www.motient.com. Our website and the information contained therein or connected thereto are not intended to be incorporated into this Registration Statement on Form S-3.

THE OFFERING

Common stock offered by the selling stockholders	39,689,102 shares

Common stock outstanding as of June 8, 2007	85,922,004 shares

Series A preferred stock outstanding as of June 8, 2007	90,000 shares

Series B preferred stock outstanding as of June 8, 2007	318,500 shares

Use of proceeds	All of the net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholders who offer and sell shares of the common stock. We will not receive any proceeds from the sale of the common stock offered by the selling stockholders.

NASDAQ Global Market trading symbol	MNCP

RISK FACTORS

An investment in our common stock involves risks. Any of the following risks, as well as other risks and uncertainties, could harm our business and financial results and cause the value of our securities to decline, which in turn could cause investors to lose all or part of their investment in us. The risks below are not the only ones we face. Additional risks not currently known to us, or that we currently deem immaterial, also may impair our business.

Risks Related to our Business

TerreStar Is A Development Stage Company With No Operating Revenues.

TerreStar is a development stage company and has never generated any revenues from operations. Given the sale of our terrestrial network business in September 2006, we do not expect to generate significant revenues prior to 2009, if at all. If we obtain sufficient financing and successfully develop and construct TerreStar’s network, our ability to transition to an operating company will depend on, among other things: successful execution of our business plan; market acceptance of the services we intend to offer; and attracting, training and motivating highly skilled satellite and network operations personnel, a sales force and customer service personnel. We may not be able to successfully complete the transition to an operating company or generate sufficient cash from operations to cover our expenses. If we do not become profitable, we will have difficulty obtaining funds to continue our operations.

We Are Not Cash Flow Positive, And We Will Need Additional Liquidity To Fund Our Operations And Fully Fund All Of Our Necessary Capital Expenditures.

We do not generate sufficient cash from operations to cover our operating expenses, and it is unclear when, or if, we will be able to do so. Even if we begin to generate cash in excess of our operating expenses, we expect to require additional funds to meet capital expenditures and other non-operating cash expenses, including but not limited to capital expenditures required to complete and launch our satellite currently under construction. We currently anticipate that our funding requirements for the next 12 months should be met through a combination of various sources, including cash on hand, cash from the exercise of outstanding options and warrants and sales of our interests.

There can be no assurance that the foregoing sources of liquidity will provide sufficient funds in the amounts or at the time that funding is required. In addition, if our ability to realize such liquidity from any such source is delayed or the proceeds from any such source are insufficient to meet our expenditure requirements as they arise, we will seek additional equity or debt financing, although such additional financing may not be available on reasonable terms, if at all.

We Will Continue To Incur Significant Losses.

If we do not become profitable, we could have difficulty obtaining funds to continue our operations. We have incurred net losses every year since we began operations. These losses are due to the costs of developing and building our network and the costs of developing, selling and providing products and services.

We expect TerreStar will require significant funding to finance the execution of its business strategy, including funds for the construction and launch of TerreStar 1 and for our ancillary terrestrial network buildout.

As of March 31, 2007, we had aggregate contractual payment obligations of approximately $323 million, of this aggregate amount, approximately $249 million is due in 2007. In January 2007, we entered into an agreement with Loral for satellite network integration services under which we incurred an additional obligation of $22.5 million. Of this amount, $2.3 million was pre-paid in 2006 and $6.0 million is due in 2007.

We expect to incur approximately $170.0 million to $220.0 million for the development of our satellite ground operation and integration, universal chipset(TM) architecture and related devices and other ATC-related capital expenditures. We also expect to enter into a site-hosting agreement for our GBBF earth station in Allan Park, Ontario, Canada.

Commencing in 2008, we expect to incur additional capital expenditures of $40.0 million to $50.0 million for launch insurance for TerreStar-1 and to make substantial capital expenditures, primarily for the terrestrial component buildout of our network. We anticipate focusing the buildout of the terrestrial component of our network initially in several key markets, with further expansion based on customer requirements. We estimate that the cost to establish terrestrial coverage could require, on average, between $40.0 million and $60.0 million per market. We will also require funds for working capital, business software development, interest on borrowings, financing costs and operating expenses until some time after the commencement of commercial operations.

The cost of building and deploying our network could exceed our estimates. For example, the costs for the buildout of the terrestrial component of our network could be greater, perhaps significantly, than our current estimates due to changing costs of supplies, market conditions and other factors over which we have no control. The rate at which we build out the terrestrial component of our network will also depend on customer requirements.

If we require more funding than we currently anticipate, or we cannot meet our financing needs, our ability to operate our business, our financial condition and our results of operation could be adversely affected.

We May Not Obtain The Financing Needed To Develop And Construct Our Network And Meet Our Funding Obligations.

We expect to require substantial funds to finance the execution of our business strategy. In addition, subject to certain conditions and so long as the provision of such funding does not conflict with applicable Canadian regulatory requirements, TerreStar will be obligated to fund any operating cash shortfalls of TerreStar Canada upon the request of TerreStar Canada. If we are required to provide such funds to TerreStar Canada, we will need to reallocate existing, or raise additional, funds. We plan to seek to raise funds in the future through various means, including by selling debt and equity securities, by obtaining loans or other credit lines, through vendor financing or strategic relationships. The type, timing and terms of financing we may select will depend upon our cash needs, the availability of alternatives, our success in securing significant customers for our network, the prevailing conditions in the financial markets and the restrictions contained in the Senior Secured PIK Notes issued by TerreStar in February 2007 and any future indebtedness. In addition, our ability to attract funding is based in part on the value ascribed to our spectrum. Valuations of spectrum in other frequency bands have historically been volatile, and we cannot predict at what amount a future source of funding may be willing to value our spectrum and other assets. The FCC and/or Industry Canada could allocate additional spectrum, through auction, lease or other means, that could be used to compete with us, or that could decrease the perceived market value of our wireless capacity. The FCC and Industry Canada may take other action to promote the availability or more flexible use of existing satellite or terrestrial spectrum allocations. The acquisition by our competitors of rights to use additional spectrum could have a material adverse effect on the value of our spectrum authorizations, which, in turn, could adversely affect our ability to obtain necessary financing. We may not be able to obtain financing when needed, on favorable terms or at all. If we fail to obtain any necessary financing on a timely basis, then any of the following could occur:

•	construction and launch of our satellites, or other events necessary to conduct our business could be materially delayed, or the associated costs could materially increase;
•	we could default on our commitments under our satellite construction agreement or our launch agreement, or to creditors or third parties, leading to the termination of such agreements; and
•	we may not be able to deploy our network as planned, and may have to discontinue operations or seek a purchaser for our business or assets.

Any of these factors could cause us to miss required performance milestones under our FCC authorization or Industry Canada approval in principle and could result in our loss of those authorizations. See “—Regulatory Risks.”

If we are successful in raising additional financing, we anticipate that a significant portion of future financing will consist of debt securities. As a result, we will likely become even more highly leveraged. If additional funds are raised through the incurrence of indebtedness, we may incur significant interest charges, and we will become subject to additional restrictions and covenants that could further limit our ability to respond to market conditions, provide for unanticipated capital investments or take advantage of business opportunities.

Funding Requirements For TerreStar May Jeopardize Our Investment In, And Control Over, TerreStar.

The implementation of TerreStar’s business plan, including the construction and launch of a satellite system and the necessary terrestrial components of an ATC-based communications system, will require significant additional funding. If we do not provide such funding to TerreStar, then TerreStar may be forced to seek funding from third parties that may dilute our equity investment in TerreStar. Such dilution, if sufficiently severe, may limit our control over TerreStar.

Our Business Is Subject To A High Degree Of Government Regulation.

The communications industry is highly regulated by governmental entities and regulatory authorities, including the FCC and Industry Canada. Our business is completely dependent upon obtaining and maintaining regulatory authorizations to operate our planned integrated satellite and terrestrial network. For example, we could fail to obtain authorization to operate an ATC network, for which we have not yet applied. Failure to obtain or maintain necessary governmental approvals would impair our ability to implement our planned network and would have a material adverse effect on our financial condition. Additional important risks relating to our regulatory framework are listed below under “—Regulatory Risks.”

Our Network Will Depend On The Development And Integration Of Complex And Untested Technologies.

We must integrate a number of sophisticated satellite, terrestrial and wireless technologies that typically have not been integrated in the past, and some of which are not yet fully developed, before we can offer our planned network. These include, but are not limited to:

•	satellites that have significantly larger antennas and are substantially more powerful than any satellites currently in use;
•	use of dynamic spot-beam technology to allocate signal strength among different geographic areas, including the ability to concentrate signal strength in specific geographic locations;
•	development of universal chipset™ architecture that is capable of being deployed into a wide range of mobile devices;
•	development of chipsets for mobile handsets and other devices that are capable of receiving satellite and ground-based signals;
•	development of integrated satellite and terrestrial-capable mobile handsets with attractive performance, functionality and price; and
•	development of ground infrastructure hardware and software capable of supporting our communication system and the demands of our customers.

As a result, unanticipated technological problems or delays relating to the development and use of our technology may prove difficult, time consuming, expensive or impossible to solve. Any of these may result in delays in implementing, or even make inoperable, our infrastructure and would adversely affect our financial condition.

Our Success Will Depend On Market Acceptance Of New And Unproven Technology, Which May Never Occur.

Other than satellite radio, we are not aware of any integrated satellite and terrestrial wireless network in commercial operation. As a result, our proposed market is new and untested and we cannot predict with certainty the potential demand for the services we plan to offer or the extent to which we will meet that demand. There may not be sufficient demand in general for the services we plan to offer, or in particular geographic markets, for particular types of services or during particular time periods, to enable us to generate positive cash flow, and our cost structure may not permit us to meet our obligations. Among other things, end user acceptance of our network and services will depend upon:

•	our ability to provide integrated wireless services that meet market demand;
•	our ability to provide attractive service offerings to our anticipated customers;

•	the cost and availability of handsets and other user equipment that are similar in size, weight and cost to existing standard wireless devices, but incorporate the new technology required to operate on our planned network;
•	federal, state, provincial, local and international regulations affecting the operation of satellite networks and wireless systems;
•	the effectiveness of our competitors in developing and offering new or alternative technologies;
•	the price of our planned service offerings; and
•	general and local economic conditions.

We cannot successfully implement our business plan if we cannot gain market acceptance for our planned products and services. A lack of demand could adversely affect our ability to sell our services, enter into strategic relationships or develop and successfully market new services. In addition, demand patterns shift over time, and user preferences may not favor the services we plan to offer. Any material miscalculation with respect to our service offerings or operating strategy will adversely affect our ability to operate our business, our financial condition and our results of operations.

We May Be Unable To Achieve Our Business And Financial Objectives Because The Communications Industry Is Highly Competitive.

The global communications industry is highly competitive and characterized by rapid change. In seeking market acceptance for our network, we will encounter competition in many forms, including:

•	existing satellite services from other operators;
•	conventional and emerging terrestrial wireless services;
•	traditional wireline voice and high-speed data offerings;
•	terrestrial land-mobile and fixed services; and
•	next-generation integrated services that may be offered in the future by other networks operating in the 2 GHz MSS S-band or the L-band.

Participants in the communications industry include major domestic and international companies, many of which have financial, technical, marketing, sales, distribution and other resources substantially greater than we have and which provide a wider range of services than we will provide. There currently are several other satellite companies that provide or are planning to provide services similar to ours. In addition to facing competition from our satellite-based competitors, we are subject to competition from terrestrial voice and data service providers in several markets and with respect to certain services, particularly from those that are expanding into rural and remote areas and providing the same general types of services and products that we intend to provide. Land-based telecommunications service capabilities have been expanded into underserved areas more quickly than we anticipated, which could result in less demand for our services than we anticipated in formulating our business plan. These ground-based communications companies may have certain advantages over us because of the general perception among consumers that wireless voice communication products and services are cheaper and more convenient than satellite-based ones. Furthermore, we may also face competition from new competitors or emerging technologies with which we may be unable to compete effectively.

With many companies targeting many of the same clients, if any of our competitors succeeds in offering services that compete with ours before we do, or develops a network that is, or that is perceived to be, superior to ours, then we may not be able to execute our business plan, which would materially adversely affect our business, financial condition and results of operations.

Our system may not function as intended, and we will not know whether it will function as intended until we have deployed a substantial portion of our network. Hardware or software errors in space or on the ground may limit or delay our service, and therefore reduce anticipated revenues and the viability of our services. There could also be delays in the planned development, integration and operation of the components of our network. The strength of the signal from our satellite could cause ground-based interference or other unintended effects. If the technological integration of our network is not completed in a timely and effective manner, our business will be harmed.

In our network, we will seek to develop and deploy network management techniques to automatically transition between satellite mode and terrestrial mode. We intend to develop such techniques primarily by adapting existing techniques used in PCS/cellular systems and digital/ analog systems. However, such techniques have not been deployed before in an integrated satellite/terrestrial system, and we may not be successful in developing such techniques or deploying them in our network in a cost effective or timely manner, or at all. If we are not able to develop or deploy such techniques, mobile devices used on our network may not be able to automatically transition between satellite and terrestrial modes, which may make our network less attractive to potential customers and end users, which would have a material adverse effect on our financial condition.

Our Satellites Are Subject To Construction, Delivery And Launch Delays.

We depend on third parties, such as Loral and Arianespace, to build and launch our satellites. The assembly of such satellites is technically complex and subject to construction and delivery delays that could result from a variety of causes, including the failure of third-party vendors to perform as anticipated and changes in the technical specifications of the satellites. Delivery of our satellites may not be timely, which could adversely affect our ability to meet our FCC and Industry Canada-required construction and launch milestones and the planned introduction of our network.

In 2005, Loral commenced construction of Terrestar-1, which was originally scheduled to be launched in November 2007. In May 2007, we were notified that Loral revised its expected delivery date of TerreStar-1 from November 2007 to August 2008, causing us to delay our expected launch of TerreStar-1 to September 2008. Our remaining FCC and Industry Canada milestones require that our network be operational in November 2008.

If we fail to meet any of our milestones, we will have to request waivers or extensions of our milestones from the FCC and Industry Canada. There can be no assurance that any such requests would be granted.

During any period of delay in construction, delivery or launch of our satellites, we would continue to have significant cash requirements that could materially increase the aggregate amount of funding we need. We may not be able to obtain additional financing on favorable terms, or at all, during periods of delay. Delays could also make it more difficult for us to secure customers and could force us to reschedule our anticipated satellite launch dates.

In November 2006, we signed a contract with Arianespace which entitles us to a launch for TerreStar-1 that will meet our FCC and Industry Canada milestones and also mitigates possible impacts from delays. If delays in satellite delivery require a later launch date, the contract provides for an extended window for committed launch through September 2008. If we are not ready to launch TerreStar-1 within our extended launch window, however, another launch slot may not be available within the time period required to meet the relevant milestones.

Our Satellites Could Be Damaged Or Destroyed During Launch Or Deployment Or Could Fail To Achieve Their Designated Orbital Location.

Our satellite launches and deployments may not be successful. A percentage of satellites never become operational because of launch failures, satellite destruction or damage during launch or improper orbital placement, among other factors. Launch failure rates vary depending on the chosen launch vehicle and contractor. Even launch vehicles with good track records experience some launch failures, and these vehicles may experience launch failures when launching our satellites despite their track records. Even if successfully launched into orbit, a satellite may use more fuel than planned to enter into its orbital location, which could reduce the overall useful life of the satellite, or may never enter or remain in its designated orbital location, which could render it inoperable. Deployment and use of the antennas on our satellites are subject to additional risks because our antennas will be larger than those currently on most commercial satellites. If one or more of the launches or deployments fail, we will suffer significant delays that will damage our business, cause us to incur significant additional costs and adversely affect our ability to generate revenues.

Satellites Have A Limited Useful Life And Premature Failure Of Our Satellites Could Damage Our Business.

During and after their launch, all satellites are subject to equipment failures, malfunctions (which are commonly referred to as anomalies) and other problems. A number of factors could decrease the expected useful lives or the utility of our satellites, including:

•	defects in construction;
•	radiation induced failure of satellite parts;

•	faster than expected degradation of solar panels;
•	malfunction of component parts;
•	loss of fuel on board;
•	higher than anticipated use of fuel to maintain the satellite’s orbital location;
•	higher than anticipated use of fuel during orbit raising following launch;
•	random failure of satellite components not protected by back-up units;
•	inability to control the positioning of the satellite;
•	electromagnetic storms, solar and other astronomical events, including solar radiation and flares; and
•	collisions with other objects in space, including meteors and decommissioned spacecraft in uncontrolled orbits that pass through the geostationary belt at various points.

We may experience failures, anomalies and other problems, whether of the types described above or arising from the failure of other systems or components, despite extensive precautionary measures taken to determine and eliminate the cause of anomalies in our satellites and provide redundancy for many critical components in our satellites. The interruption of our business caused by the loss or premature degradation of a satellite would continue until we either extended service to end users on another satellite or built and launched additional satellites. If any of our satellites were to malfunction or to fail prematurely, it could affect the quality of our service, substantially delay the commencement or interrupt the continuation of our service, harm our reputation, cause our insurance costs to increase and adversely affect our business and our financial condition.

Damage To, Or Caused By, Our Satellites May Not Be Fully Covered By Insurance.

We intend to purchase launch and in-orbit insurance policies for our satellites. The price, terms and availability of insurance can fluctuate significantly due to various factors, including satellite failures and general market conditions. If certain material adverse changes in market conditions for in-orbit insurance were to make it commercially unreasonable for us to maintain in-orbit insurance, we may forego such insurance. Other adverse changes in insurance market conditions may substantially increase the premiums we will have to pay for insurance or may preclude us from fully insuring our loss. If the launch of our satellite is a total or partial failure, or our satellite is damaged in orbit, our insurance may not fully cover our losses and these failures may also cause insurers to include additional exclusions in our insurance policies when they come up for renewal. We may not be able to obtain additional financing to construct, launch and insure a replacement satellite or such financing may not be available on terms favorable to us. Also, any insurance we obtain will likely contain certain customary exclusions and material change conditions that would limit our coverage. These exclusions typically relate to losses resulting from acts of war, insurrection or military action and government confiscation, as well as lasers, directed energy beams, nuclear and anti-satellite devices and radioactive contamination. Any uninsured losses could have a material adverse effect on us.

We do not expect to buy insurance to cover, and would not have protection against, business interruption, loss of business or similar losses. Furthermore, we expect to maintain third-party liability insurance. Such insurance may not be adequate or available to cover all third-party damages that may be caused by our satellites, and we may not be able to obtain or renew our third-party liability insurance on reasonable terms and conditions, or at all.

We Will Depend On A Limited Number Of Suppliers And Service Providers To Design, Construct And Maintain Our Network.

We will rely on contracts with third parties to design and build our satellites, as well as the terrestrial components of our network. These include the integrated MSS and ATC systems, technology for communications between the satellite and terrestrial equipment, and the development of small, integrated MSS/ATC handsets and other devices utilizing our universal chipset™ architecture that will meet FCC and Industry Canada requirements, none of which exists today. We also intend to enter into relationships with third-party contractors in the future for equipment and maintenance and other services relating to our network. There are only a few companies capable of supplying the products and services necessary to implement and maintain our network. As a result, if any third-party contractor relationship with us is terminated, we may not be able to find a replacement in a timely manner or on terms satisfactory to us. This could lead to delays in implementing our network and interruptions in providing service to our customers, which would adversely affect our financial condition. In addition, the development and rollout of the terrestrial component of our network by these third parties may also be subject to unforeseen delays, cost overruns, regulatory changes, engineering and technological changes and other factors, some of which may be outside of our control.

Delays In Initial And Ongoing Deployment Of The Terrestrial Component Of Our Network Due To Limited Tower Availability, Local Zoning Approvals Or Adequate Telecommunications Transport Capacity Would Delay And Reduce Our Revenues.

Our business strategy includes the initial deployment of the terrestrial component of our network in several targeted markets, with subsequent expansion based upon customer requirements. Tower sites or leases of space on tower sites and authorizations in some desirable areas may be costly and time-consuming to obtain. If we are unable to obtain tower space, local zoning approvals or adequate telecommunications transport capacity to develop our network in a timely fashion, the launch of our network will be delayed, our revenues will be delayed and less than expected. As a result, our business will be adversely affected.

The Planned Terrestrial Component Of Our Network Or Other Ground Facilities Could Be Damaged By Natural Catastrophes Or Man-Made Disasters.

Since the terrestrial component of our planned network will be attached to buildings, towers and other structures, an earthquake, tornado, flood or other catastrophic event, a man-made disaster or vandalism could damage our network, interrupt our service and harm our business in the affected area. Temporary disruptions could damage our reputation and the demand for our services and adversely affect our financial condition.

Failure To Develop, Manufacture And Supply Handsets And Other Devices That Incorporate Our Universal Chipset™ Architecture In A Timely Manner, Or At All, Will Delay Or Materially Reduce Our Revenues.

We will rely on third-party manufacturers and their distributors to manufacture and distribute devices incorporating our universal chipset™ architecture. Such devices will have the same form, function and aesthetics as a standard wireless device, and will be able to communicate with both the terrestrial and satellite components of our planned network without requiring bulky external hardware. These devices are not yet available, and we and third-party vendors may be unable to develop and produce them in a timely manner, or at all, to permit the introduction of our service. If we, our vendors or our manufacturers fail to develop, manufacture and supply devices incorporating our universal chipset™ architecture for timely commercial sale at affordable prices, the launch of our service will be delayed, our revenues will be adversely affected and our business will suffer.

We May Rely On Third Parties To Identify, Develop And Market Products Using Our Network.

We intend to enter into agreements with third parties to identify, develop and market products using our network. We may be unable to identify, or to enter into agreements with, suitable third parties to perform these activities. If we do not form satisfactory relationships with third parties, or if any such third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to successfully identify, develop and sell products using our network, which would adversely affect our financial condition and results of operations.

We May Not Be Able To Identify, Develop And Market Innovative Products And Therefore We May Not Be Able To Compete Effectively.

Our ability to implement our business plan depends in part on our ability to gauge the direction of commercial and technological progress in key markets and to fund and successfully develop and market products in our targeted markets. Our competitors may have access to technologies not available to us, which may enable them to provide communications services of greater interest to end users, or at a more competitive price. We may not be able to develop new products or technology, either alone or with third parties, or license any additional necessary intellectual property rights from third parties on a commercially competitive basis. The satellite and wireless industries are both characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations and evolving industry standards. If we are unable to keep pace with these changes, our business may be unsuccessful. Products using new technologies, or emerging industry standards, could make our technologies obsolete. If we fail to keep pace with the evolving technological innovations in our markets on a competitive basis, our financial condition and results of operation could be adversely affected. In particular, if existing wireless providers improve their coverage of terrestrial-based systems to make them more ubiquitous, demand for products and services utilizing our network could be adversely affected or fail to materialize.

We Plan To Execute Our Initial Development Through A Relationship With An Anchor Tenant, And The Failure To Establish, Or Impairment Of, This Relationship Could Have Severe Consequences On Our Business.

Our objective is to form an anchor tenant relationship with a customer, such as a U.S. federal government organization, a state or local public safety/first responder organization or a significant commercial enterprise. Any significant disruption or deterioration of our relationship with our anchor tenant could adversely affect our business. Because we expect to derive a significant portion of our revenue from a limited number of customers, the failure to attract an anchor tenant or the loss of such an anchor tenant could significantly reduce our ability to generate revenue or profit and negatively impact our financial condition and operations.

We May Depend On The U.S. Government For A Significant Portion Of Our Revenues, And The Impairment Of This Relationship Or Changes In Government Spending Could Have Severe Consequences On Our Business.

Our objective is to form an anchor tenant relationship with a customer, potentially a U.S. federal government organization such as the Department of Defense, the Federal Emergency Management Agency or the Department of Homeland Security. Future sales under U.S. government contracts are conditioned upon the availability of Congressional appropriations. The strength of our relationship with any federal government organization is subject to the overall U.S. government budget and appropriation decisions and processes. U.S. government budget decisions, including defense and emergency response spending, are based on changing government priorities and objectives, which are driven by numerous factors, including geopolitical events and macroeconomic conditions, and are beyond our control. Significant changes to U.S. defense and emergency response spending could have long-term consequences for our size and structure, and could negatively impact our results of operations and financial condition.

An Economic Downturn In The United States Or Canada Or Changes In Consumer Spending Could Adversely Affect Our Financial Condition.

In the event that the United States or Canada experiences an economic downturn and spending by consumers drops, our business may be adversely affected. Demand for the services we plan to offer may not grow or be accepted generally, or in particular geographic markets, for particular types of services, or during particular time periods. A lack of demand could adversely affect our ability to sell our services, enter into strategic relationships or develop and successfully market new services.

We Depend On Licenses Of Critical Intellectual Property From ATC Technologies, A Wholly-Owned Subsidiary Of MSV.

We license the majority of the technology we plan to use to operate our network from ATC Technologies, a wholly-owned subsidiary of MSV. MSV has rights to approximately 30 MHz of spectrum in the L-band, is positioned to achieve device transparency and plans to offer services that compete with the services that we plan to offer.

MSV has assigned to ATC Technologies a significant intellectual property portfolio, including a significant number of patents. Pursuant to the agreement by and between ATC Technologies and us, ATC Technologies granted us a perpetual, world-wide, non-exclusive, royalty-free, fully paid up, nontransferable (except for certain rights to sublicense), non-assignable, limited purpose right and license to certain existing patents owned by ATC Technologies for the sole purpose of developing, operating, implementing, providing and maintaining 2 GHz MSS S-band or MSS services with an ATC component. ATC Technologies granted back to MSV similar rights to the same intellectual property for L-band services in any geographic territory in the entire world where MSV, one of its affiliates or a joint venture or strategic alliance into which MSV has entered, is authorized to provide L-band services. In addition, ATC Technologies granted rights to MSV International, LLC, or MSVI, a subsidiary of MSV, in and to the same intellectual property for the purpose of providing communications services anywhere in the entire world, excluding services relating to the 2 GHz MSS S-band. We granted to ATC Technologies a perpetual, world-wide, non-exclusive, royalty-free, fully paid up, nontransferable (except for certain rights to sublicense), non-assignable, limited purpose right and license to certain existing patents owned or licensed by us and certain technologies licensed by us for the sole purpose of developing, operating, implementing, providing and maintaining L-band MSS services or L-band MSS services with an ATC component. ATC Technologies has also contractually committed to license to us, pursuant to the same terms as set forth above, certain additional patents that may be developed, acquired or otherwise owned by ATC Technologies or its affiliates (including MSV and MSVI), and we have contractually committed to license to ATC Technologies, pursuant to the same terms as set forth above, certain additional patents and technologies that may be developed, licensed, acquired or otherwise owned by us until October 1, 2016.

The license agreement between us and ATC Technologies may be terminated: (1) by mutual written consent of both parties; (2) by either party in the event that the other party fails to perform or otherwise breaches any material obligations under the license agreement and fails to cure such breach within 90 days of receiving notice thereof; or (3) in the event that the other party files a petition for bankruptcy or insolvency or upon certain other insolvency events. In the event that our license agreement with ATC Technologies is terminated, we may not be able to obtain future licenses for alternative technologies on terms as favorable to us as those obtained through the license agreement with ATC Technologies, if at all. However, even in the event that our license agreement with ATC Technologies is terminated, we will retain our perpetual license to all ATC Technologies intellectual property licensed to us on a license-by-license basis, until the date of the expiration of the applicable patent under which the license was granted. If ATC Technologies terminates or breaches its agreements with us or if we and ATC Technologies have a significant dispute regarding the licensed intellectual property, such termination, breach or significant dispute could have a material adverse effect on our business.

The intellectual property we license from ATC Technologies includes issued patents and technology included in patent applications. The patents for which we or ATC Technologies have applied may not be issued or, if they are issued, such patents may be insufficient to protect fully the technology we own or license. Moreover, if such patents prove to be inadequate to protect fully the technology we own or license, our ability to implement our business plan and, consequently, our financial condition, may be adversely affected. In addition, any patents that may be issued to us and any patents licensed to us from ATC Technologies may be challenged, invalidated or circumvented.

We also rely upon unpatented proprietary technology and other trade secrets. Our failure to protect such proprietary technology and trade secrets or the lack of enforceability or breach by third parties of agreements into which we have entered could also adversely affect our ability to implement our business plan and our financial condition.

We May Incur Costs, And May Not Be Successful, Defending Our Rights To Intellectual Property Upon Which We Depend.

In developing and implementing our network, we will need to develop or obtain rights to additional technology that is not currently owned by us or licensed to us. We may be unsuccessful in developing additional technologies required to develop and implement our network, and we may not be able to protect intellectual property associated with technologies we develop from infringement by third parties. In addition, if we are able to develop or license such technologies, there can be no assurance that any patents issued or licensed to us will not be challenged, invalidated or circumvented. Litigation to defend and enforce these intellectual property rights could result in substantial costs and diversion of resources and could have a material adverse effect on our financial condition and results of operations, regardless of the final outcome of such litigation. Despite our efforts to safeguard and maintain our proprietary rights, we may not be successful in doing so, and our competitors may independently develop or patent technologies equivalent or superior to our technologies. It is possible that third parties may infringe upon our intellectual property now and in the future.

We may be unable to determine when third parties are using our intellectual property rights without our authorization. The undetected or unremedied use of our intellectual property rights or the legitimate development or acquisition of intellectual property similar to ours by third parties could reduce or eliminate any competitive advantage we have as a result of our intellectual property, adversely affecting our financial condition and results of operations. If we must take legal action to protect, defend or enforce our intellectual property rights, any suits or proceedings could result in significant costs and diversion of our resources and our management’s attention, and we may not prevail in any such suits or proceedings. A failure to protect, defend or enforce our intellectual property rights could have an adverse effect on our business, financial condition and results of operations.

Third Parties May Claim That Our Products Or Services Infringe Their Intellectual Property Rights.

Other parties may have patents or pending patent applications relating to integrated wireless technology that may later mature into patents. Such parties may bring suit against us for patent infringement or other violations of intellectual property rights. The development and operation of our system may also infringe or otherwise violate as-yet unidentified intellectual property rights of others. If our products or services are found to infringe or otherwise violate the intellectual property rights of others, we may need to obtain licenses from those parties or substantially re-engineer our products or processes in order to avoid infringement. We may not be able to obtain the necessary licenses on commercially reasonable terms, if at all, or be able to re-engineer our products successfully. Moreover, if we are found by a court of law to infringe or otherwise violate the intellectual property rights of others, we could be required to pay substantial damages or be enjoined from making, using or selling the infringing products or technology. We also could be enjoined from making, using or selling the allegedly infringing products or technology, pending the final outcome of the suit. Our financial condition could be adversely affected if we are required to pay damages or are enjoined from using critical technology.

Wireless Devices May, Or May Be Perceived To, Pose Health And Safety Risks And, As A Result, We May Be Subject To New Regulations, Demand For Our Services May Decrease And We Could Face Liability Or Reputational Harm Based On Alleged Health Risks.

There has been adverse publicity concerning alleged health risks associated with radio frequency transmissions from portable hand-held telephones that have transmitting antennae, similar to devices that may incorporate our universal chipset™ architecture. Lawsuits have been filed against participants in the wireless industry alleging various adverse health consequences, including cancer, as a result of wireless phone usage. If courts or governmental agencies find that there is valid scientific evidence that the use of portable hand-held devices poses a health risk, or if consumers’ health concerns over radio frequency emissions increase for any reason, use of wireless handsets may decline. Further, government authorities might increase regulation of wireless handsets as a result of these health concerns. The actual or perceived risk of radio frequency emissions could have an adverse effect on our business, financial condition and results of operations.

We May Be Negatively Affected By Industry Consolidation.

Consolidation in the communications industry could adversely affect us by increasing the scale or scope of our competitors, or creating a competitor that is capable of providing services similar to those we intend to offer, thereby making it more difficult for us to compete. Industry consolidation also may impede our ability to identify acquisition, joint venture or other strategic opportunities.

Future Acquisitions May Be Costly And Difficult To Integrate And May Divert And Dilute Management Resources.

As part of our business strategy, we may make acquisitions of, or investments in, companies, products or technologies that we believe complement our services, augment our market coverage or enhance our technical capabilities or that we believe may otherwise offer growth opportunities. Acquisitions and mergers involve a number of risks, including, but not limited to:

•	the time and costs associated with identifying and evaluating potential acquisition or merger partners;
•	difficulties in assimilating operations of the acquired business and implementing uniform standards, controls, procedures and policies;
•	unanticipated expenses and working capital requirements;
•	the inability to finance an acquisition on acceptable terms, or at all, and to maintain adequate capital;
•	diversion of management’s attention from daily operations;
•	loss of key employees;
•	difficulty achieving sufficient revenues and cost synergies to offset increased expenses associated with acquisitions; and
•	risks and expenses of entering new geographic markets.

Any of these acquisition risks could result in unexpected losses or expenses and thereby reduce the expected benefits of the acquisition. Our failure to successfully integrate future acquisitions and manage our growth could adversely affect our business, results of operations, financial condition and future prospects.

We may also pursue acquisitions, joint ventures or other strategic transactions. If we do so, we may face costs and risks arising from any such transaction, including integrating a new business into our business or managing a joint venture. These may include legal, organizational, financial and other costs and risks.

If We Are Unable To Manage Our Growth, We May Not Be Able To Execute Our Business Plan And Achieve Profitability.

In 2006, TerreStar began to experience rapid growth, growing from four employees at December 31, 2005 to 100 employees at March 31, 2007, and we expect TerreStar to continue to grow rapidly in the near future. This growth has placed, and will continue to place, substantial strain on our resources. To maintain growth at the expected level, we will require additional capital and other resources. If we do not obtain additional funding, we may not be able to meet our capital needs, expand our systems effectively, allocate our human resources optimally, identify and hire qualified employees, satisfactorily execute our business plan or effectively integrate businesses that we may acquire. In 2006, TerreStar completed the spin-off of its wholly-owned subsidiary, TerreStar Global Ltd., or TerreStar Global. TerreStar Global intends to offer an integrated satellite and terrestrial network outside of North America. Some of our employees, including some of our executive officers, perform services for TerreStar Global, which may reduce the time they can devote to our business. Our failure to manage growth effectively could significantly impede our ability to execute our business strategy and achieve profitability.

We Must Attract, Integrate And Retain Key Personnel.

Our success depends, in large part, upon the continuing contributions of our key technical and management personnel and integrating new personnel into our business. Employment agreements with our employees are terminable at-will by the employees, and we do not maintain “key-man” insurance on any of our employees. The loss of the services of several key employees within a short period of time could harm our business and our future prospects. Our future success will also depend on our ability to attract and retain additional management and technical personnel required in connection with the implementation of our business plan. We have also recently hired several new executive officers who will be important to the execution of our business plan. Competition for such personnel is intense, and if we fail to retain or attract such personnel and integrate those personnel who we hire, our business could suffer. We have entered into arrangements with certain of our officers that provide for payments upon a change of control, as defined in those agreements.

We Are Involved In Ongoing Litigation, Which Could Have A Negative Impact on Us.

Certain stockholders affiliated with one of our former directors have initiated multiple lawsuits against us. In 2006, certain stockholders sought to install a slate of directors to our board of directors, which was not successful. If these efforts or similar efforts that might be made in the future are successful, they may result in a change of control of Motient, or interfere with our efforts to raise debt or equity capital which could adversely affect our liquidity and financial condition.

We May Have To Take Actions Which Are Disruptive To Its Business To Avoid Registration Under The Investment Company Act Of 1940.

We may have to take actions which are disruptive to our business if we are deemed to be an investment company under the Investment Company Act of 1940. Our equity investments, in particular our ownership interests in Skyterra and MSV, may constitute investment securities under the Investment Company Act. A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets excluding cash items and government securities, subject to certain other exclusions. Investment companies are required to register under and comply with the Investment Company Act unless an exclusion or SEC safe harbor applies. If we were to be deemed an investment company, we would become subject to the requirements of the Investment Company Act. As a consequence, we would be prohibited from engaging in business as we have in the past and might be subject to civil and criminal penalties for noncompliance. In addition, certain of our contracts might be voidable, and a court-appointed receiver could take control of us and liquidate our business. In June 2006, one of our stockholders filed a lawsuit against Motient, alleging, among other things, that we are an investment company. In October 2006, the U.S. Magistrate Judge heard arguments on Motient’s motions to dismiss the case, and thereafter recommended that the U.S. District Court dismiss the suit. The U.S. District Court adopted the Magistrate Judge’s recommendation and has dismissed these claims with prejudice.

We Do Not Expect To Pay Any Dividends On Our Common Stock For The Foreseeable Future.

We have never paid cash dividends on our common stock and do not anticipated that any cash dividends will be paid on the common stock for the foreseeable future. The payment of any dividend by us will be at the discretion of our board of directors and will depend on, among other things, our earnings, capital requirements and financial condition. In addition, pursuant to the terms of the Series A and Series B Preferred, no dividends may be declared or paid, and no funds shall be set apart for payment, on shares of Motient common stock, unless (i) written notice of such dividend is given to each holder of shares of Series A and Series B Preferred not less than 15 days prior to the record date for such dividend and (ii) a registration statement registering the resale of shares of common stock issuable to the holders of the Series A and Series B Preferred has been filed with the SEC and is effective on the date Motient declares such dividend. Also, under Delaware law, a corporation cannot declare or pay dividends on its capital stock unless it has an available surplus. Furthermore, the terms of some of our financing arrangements directly limit our ability to pay cash dividends on our common stock. The terms of any future indebtedness of our subsidiaries also may generally restrict the ability of some of our subsidiaries to distribute earnings or make other payments to us.

Future Sales Of Our Common Stock Could Adversely Affect Its Price And/Or Our Ability To Raise Capital.

Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital.

We may issue additional common stock in future financing transactions or as incentive compensation for our executives and other personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances. Finally, if we decide to file a registration statement to raise additional capital, some of our existing stockholders hold piggyback registration rights that, if exercised, will require us to include their shares in certain registration statements. Any of these conditions could adversely affect our ability to raise needed capital.

We May Not Be Able To Realize Value From Our Investment In MSV Due To Risks Associated With Its Next-Generation Business Plans.

We have a substantial investment in MSV and its controlling limited partner, SkyTerra. The value of this investment, and consequently, the value of Motient, depends on the successful execution of MSV’s business plan. We have no control over either MSV or SkyTerra.

The business plan of MSV involves the development of a next-generation integrated network that combines satellite services with ancillary terrestrial components, or ATC, which is novel and without established precedent. Other than satellite radio providers, neither TerreStar, MSV nor any other company has developed an integrated hybrid network combining satellite services with ATC, and their success will depend on several factors, including:

•	the ultimate resolution of pending legal and regulatory proceedings with respect to MSV’s L-band license authorizations.
•	MSV’s ability to effectively make use of spectrum;
•	MSV’s ability to structure partnerships to fund its next generation system consistent with various regulations governing ownership and operation of satellite assets and regulations concerning the utilization of ATC;
•	MSV’s ability to coordinate with other satellite system operators to optimize both its overall spectrum access and the utility of its spectrum for certain wireless protocols;
•	whether the price paid for spectrum in prior transactions is indicative of the future value of MSV’s spectrum assets and MSV’s ability to effect transactions that realize the value of such spectrum assets;

•	the supply of available wireless spectrum in the marketplace;
•	MSV’s ability to develop and integrate the complex technologies associated with its next-generation system as well as appropriately and effectively manage interference;
•	MSV’s ability to develop and deploy innovative network management techniques to permit mobile devices to seamlessly transition between satellite and terrestrial mode;
•	the construction, delivery and launch of MSV’s next-generation satellites and the maintenance of MSV’s existing geostationary satellites;
•	MSV’s ability to obtain funding for the construction of the satellite component of its next-generation service on favorable terms;
•	MSV’s dependence on one or more third party partners to construct the terrestrial base station component of its next-generation network, if it does not obtain other funding for this construction;
•	market acceptance and level of demand for MSV’s next-generation network; and
•	protection of MSV’s proprietary information and intellectual property rights.

If MSV is unable to implement its next-generation business strategy, our investments in MSV and SkyTerra could be materially and adversely affected.

Regulatory Risks

We Could Lose Our FCC Authorization and Industry Canada Approval In Principle And Be Subject To Fines Or Other Penalties.

We must meet significant construction and implementation milestones and comply with complex and changing FCC and Industry Canada rules and regulations to maintain our authorizations to use our assigned spectrum and orbital slot. The milestones include a successful satellite launch by us by November 2007 and an additional U.S. milestone of certification that the system is operational by November 2008. Once the system is operational, we will be required to maintain satellite coverage of all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands and all regions of Canada that are within the coverage contour described in our Industry Canada approval in principle and, to the extent that we have been granted ATC authority, to provide an integrated MSS service offering in all locations where our ATC is made available. We may not meet these milestones, satisfy these service requirements or comply with other applicable rules and regulations. Non-compliance with these or other conditions, including other FCC or Industry Canada gating or ongoing service criteria, could result in fines, additional conditions, revocation of the authorizations, or other adverse FCC or Industry Canada actions. The loss of our spectrum authorizations would prevent us from implementing our business plan and have a material adverse effect on our financial condition and the amount and value of the collateral pledged to support the Senior Secured PIK Notes issued by TerreStar in February 2007.

We Have Not Yet Applied For, And May Not Receive, Certain Regulatory Approvals That Are Necessary To Our Business Plan.

We may be required to obtain additional approvals from national and local authorities in connection with the services that we wish to provide in the future. For example, we must apply for ATC licenses in the United States and Canada separately from our satellite authorizations. We cannot be granted an ATC license until we can show that we will comply in the near future with the FCC’s and Industry Canada’s ATC gating criteria, which we may not be able to satisfy. In addition, the manufacturers of our ATC user terminals and base stations will need to obtain FCC equipment certifications and similar certifications in Canada. Further, our future customers, or our business strategy, may require us to launch additional satellites, including TerreStar-2, in order to increase redundancy and decrease the risk of having only one satellite in orbit. In order to do so, we must obtain regulatory approval for one or more additional orbital slots, or permission from Industry Canada to launch additional satellites into our orbital slot for TerreStar-1, and may need a waiver of the FCC requirement that our spare satellite remain on the ground.

Either Industry Canada and/or the FCC may refuse to grant these and other necessary regulatory approvals in the future, or they may impose conditions on these approvals that we are unable to satisfy. Failure to obtain or retain any necessary regulatory approvals would impair our ability to execute our business plan, and would materially adversely affect our financial condition.

The Industry Canada Approval In Principle To Construct And Operate A Satellite In A Canadian Orbital Slot Is Held, And Upon The Launch Thereof Will Be Held, By A Canadian Entity Over Which Neither We Nor TerreStar Exercises Control.

The Industry Canada approval in principle to construct and operate a 2 GHz MSS S-band satellite in a Canadian orbital position is currently held by TerreStar Canada, an entity that neither we, nor TerreStar control. Upon the launch of TerreStar-1, we expect that TerreStar-1 will be transferred to TerreStar Canada. Under the Radiocommunication Act (Canada) and the Telecommunications Act (Canada), and the regulations promulgated thereunder, TerreStar may only own a 20% voting equity interest in TerreStar Canada, along with a 33 1/3% voting equity interest in TerreStar Canada Holdings, which is TerreStar Canada’s parent and 80% voting equity owner. TMI Communications, a Canadian-owned and controlled third party, owns a 66 2/3 voting interest in TerreStar Canada Holdings. The rules and regulations further provide that the business and operations of TerreStar Canada cannot otherwise be controlled in fact by non-Canadians.

Under the Transfer Agreements, TMI Communications owns 66 2/3% of the shares of, and has the power to elect three out of the five members of the board of directors of, TerreStar Canada Holdings, and TerreStar Canada Holdings owns 80% of the shares of, and has the power to elect four out of the five members of the board of directors of, TerreStar Canada. TerreStar will have certain contractual rights with respect to the business and operations of, and certain negative protections as a minority shareholder of, both TerreStar Canada and TerreStar Canada Holdings. With certain exceptions, TerreStar has no ability to control the business or operations of TerreStar Canada, which holds the Industry Canada approval in principle and will own TerreStar-1. TerreStar does not have negative approval rights with respect to appointment or termination of senior officers or creation of budgets for TerreStar Canada or TerreStar Canada Holdings.

FCC And Industry Canada Decisions Affecting The Amount Of 2 GHz MSS S-band Spectrum Assigned To Us Are Subject To Reconsideration And Review.

In December 2005, the FCC provided TMI Communications with a reservation of 10 MHz of uplink MSS spectrum and 10 MHz of downlink MSS spectrum in the 2 GHz MSS S-band. TMI Communications has assigned that authorization to us and the FCC has modified the reservation to reflect that change. Two parties have challenged the December 2005 ruling, and one party has also challenged a separate decision by the FCC to cancel its former 2 GHz MSS S-band authorization. If these challenges succeed, the amount of 2 GHz MSS S-band spectrum that is available to us may be reduced to a level that is insufficient for us to implement our business plan. Furthermore, in Canada, our spectrum could be reduced from 20 MHz to 14 MHz if Industry Canada determines that it is necessary to reapportion spectrum in order to license other MSS operators in Canada. Any reduction in the spectrum we are authorized to use could impair our business plan and materially adversely affect our financial condition.

Our Use Of The 2 GHz MSS S-band Is Subject To Successful Relocation Of Existing Users.

In the United States, our operations at the 2 GHz MSS S-band are subject to successful relocation of existing broadcast auxiliary service, or BAS, licensees and other terrestrial licensees in the band. Costs associated with spectrum clearing could be substantial. In the United States, Sprint Nextel Corporation, or Sprint Nextel, is obligated to relocate existing BAS and other terrestrial users in our uplink spectrum and 2 GHz MSS S-band licensees must relocate microwave users in the 2 GHz MSS S-band downlink band. To the extent that Sprint Nextel complies with its BAS band clearing obligations, 2 GHz MSS S-band licensees commencing operations thereafter would not have to clear the band themselves, but might be required to reimburse Sprint Nextel for a portion of its band clearing costs. Due to the complex nature of the overall 2 GHz MSS S-band relocation and the need to work closely with Sprint Nextel on band clearing, we may not make sufficient progress in the relocation effort or meet FCC requirements for relocating existing users and the start of our MSS operations may be delayed. Sprint Nextel has reported to the FCC delays in clearing the 2 GHz MSS S-band. If Sprint Nextel does not complete clearance of the 2 GHz MSS S-band by the FCC’s current deadline, our ability to implement our business plan, our financial condition, and our ability to satisfy FCC milestones could be jeopardized.

In Canada, our operations at the 2 GHz MSS S-band are subject to successful relocation of terrestrial microwave users. Although there are a small number of users in the 2GHz band, these users must be given a minimum of two years notice by Industry Canada to relocate unless a commercial agreement is reached under which they would move earlier, Industry Canada has informed us that they will start the relocation process but if these users are not relocated in sufficient time before the launch of our services, we may not be able to offer our services in certain locations in Canada, which could impair our business plan and materially adversely affect our operations.

Our Service May Cause Or Be Subject To Interference.

We will be required to provide our ATC service without causing harmful interference. In addition, we must accept some interference from certain other spectrum users. For example, the FCC may adopt rules for an adjacent band that do not adequately protect us against interference. In September 2004, the FCC issued an order allowing PCS operation in the 1995-2000 MHz band, which may be adjacent to the 2 GHz MSS S-band frequencies ultimately assigned to us. If the rules that the FCC adopts for the 1995-2000 MHz band do not adequately protect us against adjacent band interference, our reputation and our ability to compete effectively could be adversely affected. Requirements that we limit the interference we cause, or that we accept certain levels of interference, may hinder satellite operations within our system and may, in certain cases, subject our users to a degradation in service quality, which may adversely affect our reputation and financial condition.

ATC Spectrum Access Is Limited By Technological Factors.

We will operate with the authority to use a finite quantity of radio spectrum. Spectrum used for communication between the satellite and the ground will not be available for use in the ATC component of our network. In addition, communications with the satellite may interfere with portions of the spectrum that would otherwise be available for ATC use, further diminishing the availability of spectrum for the ATC component to an extent that cannot be quantified at this time.

Technical Challenges Or Regulatory Requirements May Limit The Attractiveness Of Our Spectrum For Providing Mobile Services.

We believe our 2 GHz MSS S-band spectrum with ATC capability must be at least functionally equivalent to the PCS/cellular spectrum in order to be attractive to parties with which we may enter into strategic relationships. The FCC and Industry Canada require us to make satellite service available throughout the United States and Canada. This requirement may limit the availability of some of our spectrum for terrestrial service in some markets at some times. If we are not able to develop technology that allows the entities with which we enter into strategic relationships to use our spectrum in a manner comparable to PCS/cellular operators, we may not be successful in entering into strategic arrangements with these parties.

We May Face Unforeseen Regulations With Which We Find It Difficult, Costly Or Impossible To Comply.

The provision of communications services is highly regulated. As a provider of communications services in the United States and Canada, we will be subject to the laws and regulations of both the United States and Canada. Violations of laws or regulations of these countries may result in various sanctions including fines, loss of authorizations and the denial of applications for new authorizations or for the renewal of existing authorizations.

From time to time, governmental entities may impose new or modified conditions on our authorizations, which could adversely affect our ability to generate revenues and implement our business plan. For example, from time to time, the U.S. federal government has considered imposing substantial new fees on the use of frequencies, such as the ones we plan to use to provide our service. In the U.S. and Canada, the FCC and Industry Canada, respectively, already collect fees from space and terrestrial spectrum licensees. We are currently required to pay certain fees, and it is possible that we may be subject to increased fees in the future.

Export Control And Embargo Laws May Preclude Us From Obtaining Necessary Satellites, Parts Or Data Or Providing Certain Services In The Future.

We must comply with U.S. export control laws in connection with any information, products, or materials that we provide to non-U.S. persons relating to satellites, associated equipment and data and with the provision of related services. These requirements may make it necessary for us to obtain export or re-export authorizations from the U.S. government in connection with any dealings we have with TMI Communications, TerreStar Canada, TerreStar Canada Holdings, non-U.S. satellite manufacturing firms, launch services providers, insurers, customers and employees. We may not be able to obtain and maintain the necessary authorizations, which could adversely affect our ability to:

•	effect the Transfer Agreements;
•	procure new U.S.-manufactured satellites;
•	control any existing satellites;
•	acquire launch services;
•	obtain insurance and pursue our rights under insurance policies; or
•	conduct our satellite-related operations.

In addition, if we do not properly manage our internal compliance processes and, as a result, violate U.S. export laws, the terms of an export authorization or embargo laws, the violation could make it more difficult, or even impossible, to maintain or obtain licenses and could result in civil or criminal penalties.

Our Strategic Relationships Will Be Subject To Government Regulations.

We must ensure that parties with which we enter into strategic relationships comply with the FCC’s and Industry Canada’s ATC rules. This may require us to seek agreements in connection with potential strategic relationships that provide for a degree of control by us in the operation of their business that they may be unwilling or unable to grant us.

In addition, the U.S. Communications Act of 1934, as amended, or the Communications Act, and the FCC’s rules require us to maintain legal as well as actual control over the spectrum for which we are licensed. Our ability to enter into strategic arrangements may be limited by the requirement that we maintain de facto control of the spectrum for which we are licensed. If we are found to have relinquished control without approval from the FCC, we may be subject to fines, forfeitures, or revocation of our licenses.

Similarly, the Radiocommunication Act (Canada), the Telecommunications Act (Canada) and Industry Canada’s rules require that Canadians maintain legal as well as actual control over TerreStar Canada and certain of its licensed facilities. Our ability to enter into strategic arrangements may be limited by the requirement that Canadians maintain control over TerreStar Canada and these licensed facilities in Canada. If TerreStar Canada is found to have relinquished control to non-Canadians, TerreStar Canada may be subject to fines, forfeitures or revocation of its licenses and may not lawfully continue to carry on its business in Canada.

FCC And Industry Canada Regulations And Approval Processes Could Delay Or Impede A Transfer Of Control Of TerreStar.

Any investment that could result in a transfer of control of TerreStar would be subject to prior FCC approval and in some cases could involve a lengthy FCC review period prior to its consummation. The prior approval of Industry Canada is also required before any material change in the ownership or control of TerreStar Canada can take effect. We may not be able to obtain any such FCC or Industry Canada approvals on a timely basis, if at all, and the FCC or Industry Canada may impose new or additional license conditions as part of any review of such a request. If we are unable to implement our business plan and generate revenue to meet our financial commitments, including under the Senior Secured PIK Notes issued by TerreStar in February 2007, these regulations could impede or prevent a transfer of control or sale of our company to a third party with greater financial resources.

Rules Relating To Canadian Ownership And Control Of TerreStar Canada Are Subject To Interpretation And Change.

TerreStar Canada will be subject to foreign ownership restrictions imposed by the Telecommunications Act (Canada) and the Radiocommunication Act (Canada) and regulations made pursuant to the these acts. Future determinations by Industry Canada or the Canadian Radio-television and Telecommunications Commission, or CRTC, or events beyond our control, may result in TerreStar Canada ceasing to comply with the relevant legislation. If such a development were to occur, the ability of TerreStar Canada to operate as a Canadian carrier under the Telecommunications Act (Canada) or to maintain, renew or secure its Industry Canada approval in principle could be jeopardized and our business could be materially adversely affected.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of the common stock offered by this prospectus. Accordingly, we will not receive any proceeds from the sale of the common stock.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices.

SELLING STOCKHOLDERS

The following table and accompanying notes set forth certain information regarding the selling stockholders as of May 31, 2007 unless otherwise indicated. Under this prospectus, the selling stockholders and any of their respective transferees, assignees, donees, distributees, pledgees or other successors in interest may offer and sell from time to time an aggregate of 39,689,102 shares of common stock. In this prospectus, we refer to these holders collectively as the selling stockholders. The shares are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time. See “Plan of Distribution.” The selling stockholders may offer all, some or none of the common stock listed below.

The table below sets forth the names of the selling stockholders and the number of shares owned, directly and beneficially, by such stockholders as of May 31, 2007 unless otherwise indicated. The number of shares of common stock outstanding on June 8, 2007 unless otherwise indicated was 85,922,004. Except as otherwise indicated, each person listed in the table has informed Motient that such person has (1) voting and investment power with respect to such person’s shares of common stock and (2) record and beneficial ownership with respect to such person’s shares of common stock.

If all of the shares are sold pursuant to this prospectus, then the selling stockholders will sell 39,689,102 shares of our common stock, or approximately 46% of Motient’s common stock outstanding as of June 8, 2007.

	Shares Beneficially Owned Prior To Offering (1)			Shares Beneficially Owned After The Offering (2)
Name Of Beneficial Owner	Number	Percentage	Shares Offered	Number	Percentage

______________

* Less than 1% of the outstanding shares.

(1)

Pursuant to Rule 13d-3 of the Exchange Act, a person is deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including the right to acquire through the exercise of an option or warrant or through the conversion of a security.

(2)	Assumes that the shares of common stock issuable upon the exercise of the warrants and shares of common stock underlying our Series A and Series B preferred stock are not outstanding.

PLAN OF DISTRIBUTION

Motient has registered the shares offered by this prospectus on behalf of the selling stockholders, and will not receive any proceeds from the sale of the shares by the selling stockholders. These shares may be sold or distributed from time to time by the selling stockholders and any of their respective transferees, assignees, donees, distributees, pledgees or other successors in interest, all of whom we collectively refer to in this prospectus as “selling stockholders.” The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices or in competitively bid transactions, which may be changed. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

The selling stockholders may offer their shares at various times in one or more of the following transactions:

•	in ordinary brokers’ transactions and transactions in which the broker solicits purchasers;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;
•	in transactions involving cross or block trades;
•	in transactions “at the market” to or through market makers in the common stock or into an existing market for the common stock;
•	in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;
•	through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;
•	in privately negotiated transactions;
•	in transactions to cover short sales;
•	in underwritten transactions; or
•	in a combination of any of the foregoing transactions.

The selling stockholders also may sell all or a portion of their shares in open market transactions in accordance with Rule 144 under the Securities Act provided that they meet the criteria and conform to the requirements of that rule.

From time to time, one or more of the selling stockholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus. The selling stockholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling stockholders will decrease as and when the selling stockholders transfer or donate their shares or default in performing obligations secured by their shares. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling stockholders for purposes of this prospectus.

A selling stockholder may sell short the common stock. The selling stockholder may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover such short sales.

A selling stockholder may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder, including positions assumed in connection with distributions of the shares by such broker-dealers. A selling stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, a selling stockholder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling stockholder of the secured obligation, may sell or otherwise transfer the pledged shares.

The selling stockholders may use brokers, dealers, underwriters or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares of whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholders can presently estimate the amount of such compensation.

Motient has advised the selling stockholders that during such time as they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Exchange Act. With some exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

Under Motient’s registration rights agreement with certain of the selling stockholders, Motient is required to bear the expenses relating to this offering, excluding any underwriting discounts and fees, brokerage and sales commissions, and stock transfer taxes relating to the sale or disposition of the shares.

Motient has agreed to indemnify certain of the selling stockholders and their respective controlling persons against some liabilities, including some liabilities under the Securities Act.

It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for the common stock.

This offering by any selling stockholder will terminate on the date on which the selling stockholder has sold all of such selling stockholder’s shares.

LEGAL MATTERS

The validity of the common stock will be passed upon for us by Andrews Kurth LLP, Austin, Texas.

EXPERTS

The consolidated financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 2006 have been audited by Friedman LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Mobile Satellite Ventures LP appearing in Motient Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2006 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” information filed with the SEC. This means that we can disclose important information to you, without actually including the specific information in this prospectus, by referring you to those documents. The following documents which we have previously filed with the SEC pursuant to the Exchange Act are incorporated into this prospectus by reference; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2006 (filed March 30, 2007), as amended by our Annual Report on Form 10-K/A (filed April 27, 2007);
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (filed May 10, 2007); and
•

our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 19, 2007, January 22, 2007, January 24, 2007, February 5, 2007, February 14, 2007, February 15, 2007, February 22, 2007, March 2, 2007, March 9, 2007, April 3, 2007, April 18, 2007, April 30, 2007, May 2, 2007 and May 25, 2007.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before all of the common stock offered by this prospectus is sold are incorporated by reference in this prospectus from the date of filing of the documents. Information that we file with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC to register the shares as required by the federal securities laws. This prospectus, which constitutes a part of that registration statement on Form S-3, omits certain information concerning us and our common stock contained in the registration statement. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Accordingly, you should reference the registration statement and its exhibits for further information with respect to us and the shares offered under this prospectus.

We also file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Our Exchange Act file number for our SEC filings is 0-23044. You may read and copy any document we file with the SEC at the following SEC public reference room:

Public Reference Room

100 F St. N.E.

Washington, D.C. 20549

You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including Motient, who file electronically with the SEC. The address of that site is http://www.sec.gov.

To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to Motient Corporation, Attention: Corporate Secretary, 12010 Sunset Hills Road, 9th Floor, Reston, Virginia 20190 (telephone (703) 483-7800).

You should rely only on the information or representations provided in this prospectus and the registration statement. We have not authorized anyone to provide you with different information. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses to be paid in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, will be paid entirely by the registrant and are as follows:

SEC Registration Fee	$13,867
Printing and engraving expenses	1,000
Accounting fees and expenses	2,500
Legal fees and expenses	10,000
Miscellaneous	2,000
Total	$29,367

Item 15. Indemnification of Directors and Officers

Motient Corporation is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of Title 8 of the Delaware Code gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our restated certificate of incorporation and restated bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the Delaware Code.

All of our directors and officers are covered by insurance policies against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933.

Item 16. Exhibits

Exhibit No.		Exhibit
3.1	-

Restated Certificate of Incorporation of the Company (as restated effective May 1, 2002) (incorporated by reference to Exhibit 3.1 of the Company’s Amendment No. 2 to Registration Statement on Form 8-A, filed May 1, 2002).

3.2	-

Amended and Restated Bylaws of the Company (as amended and restated effective May 1, 2002) (incorporated by reference to Exhibit 3.2 of the Company’s Amendment No. 2 to Registration Statement on Form 8-A, filed May 1, 2002).

3.3	-

Certificate of Designations of the Series A Cumulative Convertible Preferred Stock, as corrected by the Certificate of Correction Filed to Correct a Certain Error in the Certificate of Designations of the Series A Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K/A filed August 3, 2005)

3.4	-	Certificate of Designations of the Series B Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed October 31, 2005)
3.5	-	Amendment to Restated Certificate of Incorporation (incorporated by reference to Motient’s Registration Statement on Form S-1 filed on June 24, 2005 (File No. 333-126099)).
3.6	-	Amendment to Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.6 of the registration statement on Form S-3 filed on August 7, 2006 (File No. 333-136366)).
4.1	-	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company’s Amendment No. 2 to Registration Statement on Form 8-A, filed May 1, 2002).
5.1+	-	Opinion of Andrews Kurth LLP.
23.1*	-	Consent of Friedman LLP, Independent Registered Public Accounting Firm.
23.2*	-	Consent of Ernst & Young LLP, Independent Auditors.
23.1+	-	Consent of Andrews Kurth LLP (included in Exhibit 5.1).
24.1**	-	Power of Attorney (included in signature page).

*    Filed herewith.

+ To be filed by amendment

**  Previously filed.

Item 17. Undertakings

A.	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(i), A(1)(ii) and A(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of this registration statement.
(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(C)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

D.	The undersigned registrant hereby undertakes that:
(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on the 25th day of June, 2007.

MOTIENT CORPORATION

By:	/s/ Robert H. Brumley
Robert H. Brumley,
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant in the capacities set forth below on 25th day of June, 2007.

Name	Title

/s/ Robert H. Brumley	President and Chief Executive Officer
Robert H. Brumley	(Principal Executive Officer)

/s/ Neil Hazard	Executive Vice President, Chief Financial Officer and Treasurer
Neil Hazard	(Principal Financial Officer)

/s/ David Andonian *	Director
David Andonian

/s/ Robert H. Brumley *	Director
Robert H. Brumley

/s/ William Freeman *	Director
William Freeman

Director
Jacques Leduc

Director
David Meltzer

* By: /s/ Jeffrey W. Epstein	General Counsel and Secretary

LIST OF EXHIBITS

3.1	-

Restated Certificate of Incorporation of the Company (as restated effective May 1, 2002) (incorporated by reference to Exhibit 3.1 of the Company’s Amendment No. 2 to Registration Statement on Form 8-A, filed May 1, 2002).

3.2	-

Amended and Restated Bylaws of the Company (as amended and restated effective May 1, 2002) (incorporated by reference to Exhibit 3.2 of the Company’s Amendment No. 2 to Registration Statement on Form 8-A, filed May 1, 2002).

3.3	-

Certificate of Designations of the Series A Cumulative Convertible Preferred Stock, as corrected by the Certificate of Correction Filed to Correct a Certain Error in the Certificate of Designations of the Series A Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K/A filed August 3, 2005)

3.4	-	Certificate of Designations of the Series B Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed October 31, 2005)
3.5	-	Amendment to Restated Certificate of Incorporation (incorporated by reference to Motient’s Registration Statement on Form S-1 filed on June 24, 2005 (File No. 333-126099)).
3.6	-	Amendment to Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.6 of the registration statement on Form S-3 filed on August 7, 2006 (File No. 333-136366)).
4.1	-	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company’s Amendment No. 2 to Registration Statement on Form 8-A, filed May 1, 2002).
5.1+	-	Opinion of Andrews Kurth LLP.
23.1*	-	Consent of Friedman LLP, Independent Registered Public Accounting Firm.
23.2*	-	Consent of Ernst & Young LLP, Independent Auditors.
23.1+	-	Consent of Andrews Kurth LLP (included in Exhibit 5.1).
24.1**	-	Power of Attorney (included in signature page).

* Filed herewith.

+ To be filed by amendment.

**  Previously filed.